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                                                                   Exhibit 10.37


                              ILEX ONCOLOGY, INC.
                              14785 OMICRON DRIVE
                         SAN ANTONIO, TEXAS  78245-3217



Mr. Richard L. Love
24 Eton Green Circle
San Antonio, Texas  78257

       Re:    Employment Agreement


Mr. Love:

       ILEX Oncology, Inc., formerly known as Biovensa Inc. (the "Company") and you have entered into an Employment Agreement dated as of November 2, 1994 (the "Agreement"). In order to clarify certain aspects of that Agreement, the Company and you have determined that Section 8.7 of the Agreement should be amended and restated in its entirety to read as follows:

       "8.7   IRS CONTINGENCY.  Notwithstanding anything contained herein to the contrary, the Company and the Employee agree that they shall negotiate in good faith to reach an equitable adjustment to the provisions of this Agreement in the event that (a) the United States Internal Revenue Service notifies the Cancer Therapy and Research Foundation of South Texas ("CTRF") and/or CTRC Research Foundation ("CTRC"), or any affiliate thereof, that it will not rule that the establishment and operation of the Company will not adversely affect CTRF's, CTRC's or any such affiliate's status as an exempt organization under Section 501(c)(3) of the Internal Revenue Code, or the Internal Revenue Service otherwise asserts that the establishment and operation of the Company may adversely affect CTRF's, CTRC's or any such affiliate's status as an exempt organization under Section 501(c)(3) of the Internal Revenue Code, (b) a private ruling is not requested, and CTRF, CTRC and/or any affiliate thereof are unable to obtain from qualified tax counsel an opinion satisfactory to each of them to the effect that the establishment and operation of Seller will not adversely affect CTRF's, CTRC's or any such affiliate's status as an exempt organization under Section 501(c)(3) of the Internal Revenue Code or (c) the Company fails to receive at least three million dollars ($3,000,000) by June 30, 1996 from the sale to persons other than CTRF, CTRC and their affiliates of its common or preferred stock. If the Company and the Employee cannot reach such an agreement within ninety (90) days subsequent to the occurrence of such an event, this Agreement shall automatically terminate as of the expiration of that ninety (90) day period."

       The remaining terms of the Agreement shall not be affected by this letter, and shall remain in full force and effect.
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       Please acknowledge your agreement to the aforementioned amendment by executing this letter in the space provided below.


                                      Sincerely yours,

                                      ILEX Oncology, Inc.


                                        /s/ Gary V. Woods
                                      ------------------------------------------
                                      By:  Gary V. Woods
                                      Its: Chairman



Agreed and accepted to  April 4 , 1995
                       ---------


            /s/ R. L. Love
   --------------------------------
            Richard L. Love